Exhibit 99.1

Mawson Infrastructure Group Announces Financial Results for Second Quarter 2022

Q2 2022 revenue of $19.8 Million, up 236% vs Q2 2021

Q2 2022 non-GAAP EBITDA of $13.7 Million, up 756% v Q2 2021

Q2 2022 gross profit of $5.4 Million, flat v Q2 2021

490 Self-mined Bitcoin produced in Q2 2022, up 286% v Q2 2021

Mawson has approximately 40,000 ASIC Bitcoin Miners deployed across its Self-Mining and Hosting Co-location businesses

Mawson Energy Demand Response Program Participation Commences

Atlanta, Georgia and Sydney Australia — August 22nd, 2022 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson”), a digital infrastructure provider, is pleased to announce business highlights and financial results for the second quarter of 2022.

Q2 2022 Financial and Business Highlights

●	Q2 2022 revenue of $19.8 Million, up 236% vs Q2 2021

●	Q2 2022 non-GAAP EBITDA of $13.7 Million, up 756% v Q2 2021

●	Q2 2022 gross profit of $5.4 Million, flat v Q2 2021

●	490 Self-mined Bitcoin produced in Q2 2022, up 286% v Q2 2021

●	Mawson Energy Demand Response Program Participation Commences

●	Mawson has approximately 40,000 ASIC Bitcoin Miners deployed across its Self-Mining and Hosting Co-location businesses

●	Hosting Co-location revenue of $3.57 Million, up 536% v Q1 2022

●	230-megawatt expansion at Georgia, USA facility commences, capable of accommodating up to 7.5 Exahash

●	New 120 megawatt Texas Bitcoin Mining Facility signed in partnership with JAI Energy and Texas Pacific Land Corporation (NASDAQ:TPL), capable of accommodating up to 4.0 Exahash

●	Positive energy load study received for Mawson’s second Pennsylvania site in the town of Sharon, with 120 megawatts of capacity capable of accommodating up to 4.0 Exahash

●	Mawson to become 33% shareholder in Tasmania Data Infrastructure, developer of a large-scale hydro powered Bitcoin Mining Facility in Australia

Subsequent to Quarter End

●	$10 Million in new capital raised in July to continue to build out digital infrastructure, potential strategic transactions and for general corporate purposes, including working capital.

2022/23 Strategic Focus

●	Expand existing Bitcoin Self-Mining operations from the end of July hash rate of 1.7 Exahash, to our anticipated 2.3 Exahash by Q4, 2022 and on to our anticipated 5.5 Exahash in 2023.

●	Expand Mawson’s hosting co-location business from the 1.8 Exahash (54 megawatts) online at the end of June to our anticipated 3.0 Exahash (100 megawatts) by Q4, 2022 and on to our anticipated 6.5 Exahash (200 megawatts) in 2023.

●	Continue to develop the company’s Georgia, Pennsylvania, Texas and Australian Bitcoin Mining facilities.

●	Continue to evaluate opportunities to decrease the overall costs of Bitcoin production.

●	Continue with our strong ESG focus across our business.

Aerial view of Sandersville, Georgia facility ~ 80-megawatts / 41 Modular Data Centers (July 2022)

Aerial view of Midland, Pennsylvania facility expansion (July 2022)

James Manning, CEO and Founder of Mawson Infrastructure, said, "Q2 2021 was a solid operational quarter for our business. We increased our Bitcoin Self-Mining operational footprint, producing 490 Bitcoin, delivered Q2 revenue of $19.8 million, up 236% vs Q2 2021, delivered Q2 gross profit of $5.4 million, flat vs Q2 2021, and posted Q2 non-GAAP EBITDA of $13.7 million, up 756% vs Q2 2021. Our hosting co-location business accelerated in Q2 – ending the quarter with 54 megawatts of hosting co-location online. Mawson also commenced its Energy Demand Response Program late in Q2, receiving revenue and reducing overall costs as a result. In exciting news, we commenced work to expand our Georgia Bitcoin Mining facility to 230-megawatts, expected to be online in 2023 which is capable of accommodating up to 7.5 Exahash, signed a new 120 megawatt facility in Texas in partnership with Texas Pacific Land Corporation (NASDAQ:TPL), capable of accommodating up to 4.0 Exahash, and received a positive energy load study for our second site in Pennsylvania in the town of Sharon, with 120 megawatts of capacity, which is also capable of accommodating up to 4.0 Exahash. The pipeline of strong demand for our hosting co-location business – which adds an additional revenue stream for the group paid in USD – continues to be solid, and we look forward to updating stockholders on this front in due course.”

Conference Call Details:

The company has scheduled a webcast for August 22, 2022 at 5:00 p.m. Eastern Time, to discuss results for the second quarter of 2022.

A new Investor Presentation will be available on the website at www.mawsoninc.com prior to the call.

Conference Call Information:

Date: Monday, August 22, 2022

Time: 5:30 p.m. Eastern Time

Dial in Number for U.S. Callers: 1-877-407-4018

Dial in Number for International Callers: 1-201-689-8471

Please Reference Conference ID: 13731984

The call will also be accompanied live by webcast and will be accessible at:

https://viavid.webcasts.com/starthere.jsp?ei=1561902&tp_key=1890ad1a4d

To join the live conference call, please dial in to the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available starting on August 22, 2022 at approximately 8:30 p.m. ET through September 5, 2022 at 11:59 P.M. ET. To access the replay, please dial 1-844-512-2921 in the U.S. and 1-412-317-6671 for international callers. The conference ID# is 13731984.

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About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation mobile data centre (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022 and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022, and August 22, 2022, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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